                                                                       EXHIBIT 8

                     TRANSFER AGENCY AND SERVICE AGREEMENT



       AGREEMENT made as of the 16th day of June, 1998 by and between Freedom Mutual Fund, and Freedom Group of Tax Exempt Funds, Massachusetts business trusts having their principal office and place of business at One Beacon Street, Boston, Massachusetts (the "Trusts"), and Freedom Services Corporation, a Massachusetts corporation having its principal office and place of business at 200 Liberty Street, New York, New York 10281 ("FSC").

                                   WITNESSETH

       WHEREAS, the Trusts desire to appoint FSC as their transfer agent, dividend disbursing agent and agent in connection with certain other activities, and FSC desires to accept such appointment.

       WHEREAS, the Trusts are authorized to issue shares in separate series, with each such series representing interests in separate portfolio of securities and other assets; and

       WHEREAS, the Trusts presently offer shares of beneficial interest in four
(4) series (Freedom Cash Management Fund, Freedom Government Securities Fund, Freedom Tax Exempt Money Fund and Freedom California Tax Exempt Money Fund) such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Article 8, being herein referred to as the "Fund(s)".

       NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1   TERMS OF APPOINTMENT: DUTIES OF FSC

       1.01 Subject to the terms and conditions set forth in this Agreement, the Trusts hereby, employ and appoint FSC to act as, and FSC agrees to act as transfer agent for the Funds' authorized and issued shares of beneficial interest ("Shares"), with any accumulation, open-account or similar plans provided to the shareholders of the Funds ("Shareholders") and set out in the currently effective prospectuses of the Funds, including without limitation any periodic investment plan or periodic withdrawal program.

       1.02 FSC agrees that it will perform the following services:

       (a) In accordance with procedures established from time to time by agreement between Trusts and FSC, FSC shall:

            (i) Receive for acceptance orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of Funds (the "Custodian"):

            (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder accounts;

            (iii) Receive for acceptance, redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

            (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

            (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

            (vi) Prepare and transmit payments for dividends and distributions declared by the Funds;

            (vii) Maintain records of account for and advise the Funds and their Shareholders as to the foregoing; and

            (viii) Record the issuance of Shares of the Funds and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Funds which are authorized, based upon data provided to it by the Funds, and issued and outstanding. FSC shall also provide the Funds on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Funds.

       (b) In addition to and not in lieu of the services set forth in the above paragraph (a) FSC shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including, but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury. Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmations' forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder a ccounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Funds to monitor the total number of Shares sold in each State.

       (c) In addition, the Funds shall (i) identify to FSC in writing those transactions and assets to be treated as exempt from the blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of FSC for the Funds' blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Funds and reporting of such transactions to the Funds as provided above.

       Procedures applicable to certain of these services may be established from time to time by agreement between the Funds and FSC but the failure of the Funds to establish such procedures with respect to any service shall not in any way diminish the duty and obligation of FSC to perform such services hereunder.

Article 2   FEES AND EXPENSES

       2.01 For performance by FSC pursuant to this Agreement, the Funds agree to pay FSC an annual maintenance fee for each Shareholder account as set forth in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Trusts and FSC.

       2.02 In addition to the fee paid under Section 2.01 above the Funds agree to reimburse FSC for out-of-pocket expenses or advances incurred by FSC for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by FSC at the request or with the consent of the Funds, will be reimbursed by the Funds.

       2.03 The Funds agree to pay all fees and reimbursable expenses promptly following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Funds' reports and other mailings to all shareholder accounts shall be advanced to FSC by the Funds at least seven (7) days prior to the mailing date of such materials.

Article 3   REPRESENTATIONS AND WARRANTIES OF FSC

       FSC represents and warrants to the Trust that:

       3.01 It is a Delaware corporation duly organized and existing and in good standing under the laws of the State of Delaware, and as a foreign corporation under the laws of the Commonwealth of Massachusetts.

       3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

       3.03 It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.

       3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

       3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4   REPRESENTATIONS AND WARRANTIES OF THE TRUSTS

       The Trusts represent and warrant to FSC that:

       4.01 They are each a trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

       4.02 They are empowered under applicable laws and by their Declaration of Trust and By-Laws to enter into and perform this Agreement.

       4.03 All corporate proceedings required by said Declarations of Trust and By-Laws have been taken to authorize them to enter into and perform this Agreement.

       4.04 They are open-end investment companies registered under the Investment Company Act of 1940.

       4.05 A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale.

Article 5   INDEMNIFICATION

       5.01 FSC shall not be responsible for, and the Trusts shall indemnify and hold FSC harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

       (a) All actions of FSC or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

       (b) The Trusts' refusal or failure to comply with the terms of this Agreement, or which arise out of the Trusts' lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trusts hereunder.

       (c) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such

            Shares in such state unless such violation results from any action or omission by FSC or any of its agents or sub-contractors which fails to comply with written instructions of the Trusts or any officer of the Trusts that no offers or sales be made in general or to the residents of a particular state.

       5.02 FSC shall indemnify and hold the Trusts harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributed to any action or failure or omission to act by FSC as a result of FSC's lack of good faith, negligence or willful misconduct.

       5.03 At any time FSC may apply to any officer of the Trusts for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by FSC under this Agreement, and FSC and its agents or subcontractors shall not be liable and shall be indemnified by the Funds for any action taken or omitted by them in reliance upon such instructions or upon the opinion of such counsel. FSC, its agents and subcontractors' shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trusts, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided FSC or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trusts, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trusts. FSC, its agents and subcontractors shall also be protected and indemnified in recognizing share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officer of the Trusts, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

       5.04 In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

       5.05 No party to this Agreement shall be liable to the other parties for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

       5.06 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6   COVENANTS OF THE TRUSTS AND FSC

       6.01 The Trusts shall promptly furnish to FSC the following:

       (a) A certified copy of the resolution of the Board of Trustees authorizing both the appointment of FSC and the execution and delivery of this Agreement.

       (b) A copy of the Declarations of Trust and By-Laws of the Trusts and all amendments thereto.

       6.02 FSC hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Funds for safekeeping of share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

       6.03 FSC shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, FSC agrees that all such records prepared or maintained by FSC relating to the services to be performed by FSC hereunder are the property of the Trusts and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Funds on and in accordance with their request.

       6.04 FSC and the Trusts agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

       6.05 In case of any requests or demands for the inspection of the Shareholder records of the Trusts, FSC will endeavor to notify the Trusts and to secure instructions from an authorized officer of the Trust as to such instruction. FSC reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7   TERMINATION OF AGREEMENT

       7.01 This Agreement may be terminated by any party upon one hundred twenty (120) days' written notice to the other.

       7.02 Should the Trusts exercise their right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the

Trusts. Additionally, FSC reserves the right to charge for any other reasonable expenses associated with such termination.

Article 8   ADDITIONAL FUNDS

       8.01 In the event that the Trusts establish one or more of series of Shares in addition to the present series with respect to which they desire to have FSC render services as a transfer agent under the terms hereof, they shall so notify FSC in writing, and if FSC agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

Article 9   ASSIGNMENT

       9.01 Except as provided in Section 9.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other party.

       9.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

       9.03 FSC may, without further consent on the part of the Trusts, subcontract for the performance hereof with or any other entity FSC deems appropriate in order to comply with the terms and conditions of this Agreement, provided, however, that FSC shall be as fully responsible to the Trusts for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 10  AMENDMENT

       10.01 This Agreement may be amended or modified by a written agreement executed by the parties hereto and authorized or approved by a resolution of the Board of Trustees of the Trusts.

Article 11  MASSACHUSETTS LAW TO APPLY

       11.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

Article 12  MERGER OF AGREEMENT

       12.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 13 LIMITATION ON LIABILITY

       13.01 The Declarations of Trust establishing the Trusts, dated
December 22, 1980 and June 1, 1982, copies of which, together with all amendments thereto, are on file in the Office of the Secretary of the Commonwealth of Massachusetts, provide all persons extending credit to, contracting with or having any claim against the Trusts shall look only to the assets of the Trusts, and neither the shareholders nor the Trustees, nor any of the Trusts' officers, employees, or agents shall be personally liable therefore.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

ATTEST:                                 FREEDOM MUTUAL FUND


/s/ John Danello                        By: /s/ Dexter A. Dodge
-----------------------------               --------------------------------
                                            Dexter A. Dodge
                                            Chairman



ATTEST:                                 FREEDOM GROUP OF TAX EXEMPT FUNDS


/s/ John Danello                        By: /s/ Dexter A. Dodge
-----------------------------               --------------------------------
                                            Dexter A. Dodge
                                            Chairman



ATTEST:                                 FREEDOM SERVICES CORPORATION


/s/ John Danello                        By: /s/ Nicholas E. Bonadies
-----------------------------               --------------------------------
                                            Nicholas E. Bonadies
                                            President